Exhibit 99.1

CONTACT:

FTI CONSULTING

Leigh Parrish/Daniel Haykin

212-850-5600

FOR IMMEDIATE RELEASE

KID BRANDS, INC. REPORTS FIRST QUARTER 2014 RESULTS

Rutherford, N.J. — May 21, 2014 — Kid Brands, Inc. (OTCQB: KIDB) today reported financial results for the three months ended March 31, 2014 (“Q1 2014”).

Summary Results

	Three Months Ended March 31,
(in millions, except per share data)	2014	2013
Net sales	$38.0	$51.4
Net (loss)	($31.7)	($1.0)
Net (loss) per diluted share	($1.44)	($0.04)
Adjusted net (loss) / income*	($4.2)	$0.35
Adjusted net (loss) / income per diluted share*	($0.19)	$0.02

*	“Adjusted net (loss) / income” and “Adjusted net (loss) / income per diluted share” for each of Q1 2014 and the three month period ended March 31, 2013 (“Q1 2013”) are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release.

Ms. Kerry Carr, Executive Vice President, Chief Operating Officer and Chief Financial Officer, commented, “Our priority remains identifying and evaluating a broad range of strategic and financial alternatives aimed at improving liquidity, including addressing under-performing product lines and brands, changes to our expense structure, restructuring the Company’s current debt, or engaging in a recapitalization or other financing alternatives. The Company’s liquidity challenges continue to impact the Company’s ability to meet obligations to suppliers, and, in turn, fulfill customer orders, which is expected to have a material adverse impact on sales and retention of license agreements as we continue to explore strategic and financing alternatives. As we have previously disclosed, we are analyzing our product and brand profitability as well as our expense structure to help identify further opportunities to focus the business on its strengths and determine the appropriate support structure size. Further, we continue to take measures intended to improve the performance of the Company both operationally and financially, including initiatives to consolidate additional back office functions. While we are not satisfied with our first quarter results, we believe we are executing the appropriate strategies for the Company given current liquidity challenges facing the business.”

There continues to be substantial doubt about the Company’s ability to continue as a going concern, including as a result of, among other things, pending failures of conditions to lending and events of default under its credit agreement which have not been waived, and the receipt of a related reservation of rights letter from the agent under the Company’s credit agreement. Additional information concerning this subject and the Company’s business, financial condition and results of operations is included in the Company’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission today.

Quantification of the various impacts to the line items discussed in this press release will be described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which will be filed as soon as is practical.

First Quarter 2014 Results

Net sales for Q1 2014 decreased 26.1% to $38.0 million, compared to $51.4 million for Q1 2013. This decrease was primarily the result of sales declines of 61.2% at CoCaLo, 36.5% at Kids Line and 31.0% at LaJobi. These declines were partially offset by an increase in sales of 10.6% at Sassy. The sales declines at CoCaLo, Kids Line, and LaJobi are due to significantly lower sales volume at certain large customers.

Gross loss for Q1 2014 was $15.6 million, or 41.1% of net sales, as compared to gross profit of $14.4 million, or 28.0% of net sales for Q1 2013. Gross profit decreased in absolute terms and as a percentage of net sales primarily as a result of an aggregate $24.1 million non-cash impairment charge related to certain of the Company’s intangible assets, lower sales, higher product costs and higher other cost of sales, increased markdowns and allowances and higher inventory reserves.

Selling, general and administrative (“SG&A”) expense was $15.0 million, or 39.3% of net sales, for Q1 2014, as compared to $13.8 million, or 26.9% of net sales, for Q1 2013. SG&A increased as a percentage of sales, due to lower sales volume, and as a percentage of net sales and in absolute terms, primarily as a result of planned expenses in 3PL and temporary warehouse help, increases in professional fees, increased employee benefits costs, and increased occupancy costs. These increases were offset, in part, by decreases in legal fees, stock-based compensation expense, sales commissions and other items of smaller magnitude.

Other expense was $1.1 million for Q1 2014 as compared to $1.5 million for Q1 2013. This decrease of approximately $0.4 million is primarily a result of a decrease in interest expense due to lower borrowing costs in such period compared to the same period in 2013, and a favorable variance in foreign currency exchange as compared to the prior year period.

The income tax provision for Q1 2014 was $0.03 million on a loss before income tax provision of $31.7 million. The income tax provision for Q1 2013 was $0.04 million on a loss before income tax provision of $0.9 million.

Net loss for Q1 2014 was $31.7 million, or ($1.44) per diluted share, as compared to a net loss of $1.0 million, or ($0.04) per diluted share, for Q1 2013. Non-GAAP adjusted net loss for Q1 2014 was $4.2 million, or ($0.19) per diluted share, as compared to non-GAAP adjusted net income of $0.4 million, or $0.02 per diluted share, for Q1 2013.

These non-GAAP measures are described in “Non-GAAP Information” below, and are reconciled to the most directly-comparable GAAP measures in the reconciliation table at the end of this press release.

Non-GAAP Information

In this press release, certain financial measures for each of Q1 2014 and Q1 2013 are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net (loss)/income” and “Adjusted net (loss)/income per diluted share” for each of the foregoing periods are non-GAAP financial measures.

Adjusted net (loss)/income is defined as the reported net (loss)/income, plus/minus certain items (including reversal of the relevant income tax provision or benefit), and the application of an assumed tax rate of 39% on the resulting adjusted pre-tax (loss)/income. The specific adjustments to reported net loss to derive non-GAAP adjusted net (loss)/income and non-GAAP adjusted net (loss)/income per diluted share for each of Q1 2014 and Q1 2013 are detailed in the reconciliation table at the end of this press release. In addition, as described in such reconciliation table, non-GAAP adjusted net income per diluted share for Q1 2013 includes an adjustment to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock options and stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such period, because the Company was in a net loss position, and the inclusion of such shares would have been anti-dilutive). In the computation of adjusted net income per diluted share for Q1 2013, however, such shares were included.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this press release are useful to investors, as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are deemed not to be reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. Consistent with this approach (and as described in the reconciliation table at the end of this press release), for Q1 2013, as one of the adjustments to reported net (loss) to determine non-GAAP adjusted net income and non-GAAP adjusted net income per diluted share, management has excluded the impact of non-cash stock-based compensation expense pertaining to 250,000 stock options granted to our President and Chief Executive Officer in connection with his appointment, which unlike typical inducement and other equity awards made by the Company, vested upon grant. Management believes that excluding the impact of the expense pertaining to these options will help it (and its investors) to compare current period operating expenses against the operating expenses for prior periods. As a result, the non-GAAP financial measures presented in this press release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release.

Kid Brands, Inc.

Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s current operating subsidiaries consist of: Kids Line, LLC; LaJobi, Inc.; Sassy, Inc.; and CoCaLo, Inc. Through these wholly-owned subsidiaries, the Company designs, manufactures (through third parties) and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor, nursery appliances, and diaper bags (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrands.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions, and include, but are not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management and assumptions regarding our future performance, operating expenses, working capital needs, liquidity and capital requirements, business trends and competitiveness. Forward-looking statements include, but are not limited to, words such as “believe”, “plan”, “anticipate”, “estimate”, “project”, “may”, “planned”, “potential”, “should”, “will”, “would”, “could”, “might”, “possible”, “contemplate”, “continue”, “expect”, “intend”, “seek” or the negative of or other variations on these and other similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, are also forward-looking statements. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to, those set forth under Part I, Item 1A, Risk Factors, of the Company’s most recent Annual Report on Form 10-K and any subsequent filings with the SEC. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guarantees of future performance. Forward-looking statements speak only as of the date the statements are made. Except as required under the federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

###

KID BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net sales	$38,002	$51,439
Cost of sales	53,619	37,047

Gross (loss) profit	(15,617)	14,392
Selling, general and administrative expenses	14,951	13,818

Operating (loss) income	(30,568)	574
Other (expense) income:
Interest expense, including amortization	(1,106)	(1,259)
Other, net	(24)	(261)

	(1,130)	(1,520)

Loss from operations before income tax provision	(31,698)	(946)
Income tax provision	27	37

Net loss	$(31,725)	$(983)

Basic (loss) per share:	$(1.44)	$(0.04)

Diluted (loss) per share:	$(1.44)	$(0.04)

Weighted average shares:
Basic	22,094,000	21,850,000

Diluted	22,094,000	21,850,000

KID BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	March 31,	December 31,
	2014	2013
Cash and cash equivalents	$303	$174
Restricted cash	992	1,986
Accounts receivable, net	28,615	33,614
Inventories, net	31,789	41,185
Other current assets	4,257	4,357
Long-term assets	14,391	38,940

Total assets	$80,347	$120,256

Short-term debt	$47,977	$53,077
Other current liabilities	52,822	56,257
Long-term liabilities	1,806	1,682

Total liabilities	102,605	111,016

Shareholders’ (deficit) equity	(22,258)	9,240

Total liabilities and shareholders’ (deficit) equity	$80,347	$120,256

KID BRANDS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Thousands, Except for Share and Per Share Data)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
To arrive at Adjusted net (loss)/income and Adjusted net (loss)/income per diluted share:
Net loss, as reported	$(31,725)	$(983)

Less: tax provision	27	37

Loss from operations before income tax	(31,698)	(946)
Add: Impairment of Intangibles	24,060	—
Add: Customs Compliance Costs (included in SG&A)(1)	320	995
Add: Customs interest accrual (included in interest expense)(2)	72	75
Add: Severance Costs and Restructuring charges	146	114
Add: 3PL Severance and Restructuring	147	136
Add: Equity Compensation Expense for immediately vested equity awards to President/CEO (3)	—	205
Less: Tax impact of above items (using assumed 39% effective rate)	2,712	(226)

Adjusted net (loss) / income	$(4,241)	$353

Adjusted net (loss) / income per diluted share	$(0.19)	$0.02

Weighted-average diluted shares outstanding, as reported(4)	22,094,000	21,850,000
Weighted-average diluted shares outstanding, as adjusted(4)	22,094,000	21,857,000

(1)	Represents professional fees incurred in connection with previously-disclosed U.S. Customs matters, as well as related litigation and other costs.
(2)	Represents accrued interest relating to aggregate anticipated anti-dumping duty and Customs duty charges.
(3)	Represents non-cash stock-based compensation expense pertaining to 250,000 stock options granted to the Company’s President and Chief Executive Officer which vested upon grant in connection with his appointment.
(4)	For Q1 2013, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock options and stock appreciation rights because the inclusion of such shares would have been anti-dilutive. In the computation of “Adjusted net income per diluted share” for Q1 2013, however, such shares were included.